Exhibit 99.1

Mile High Center 1700 Broadway, Suite 2300 Denver, CO 80290-2300 T/ 303.837.1661 F/ 303.861.4023
NEWS RELEASE

Company contact:	John B. Kelso, Director of Investor Relations 303.837.1661 or john.kelso@whiting.com
Whiting Petroleum Corporation Announces Pricing of Public
Offering of Common Stock
DENVER — January 29, 2009 — Whiting Petroleum Corporation (NYSE: WLL) announced today that its public offering of 8,000,000 shares of common stock was priced at $29.00 per share to the public.
Whiting expects the delivery of the shares to occur on February 4, 2009. Whiting has granted to the underwriters a 30-day option to purchase up to 1,200,000 additional shares of common stock at the same price per share solely to cover overallotments, if any.
Assuming no exercise of the overallotment option, Whiting expects to receive net proceeds from this offering of approximately $222.2 million after deducting underwriting discounts and commissions and estimated expenses of the offering. After using the net proceeds from the offering to temporarily reduce amounts outstanding under Whiting’s credit facility, Whiting expects to use a portion of the proceeds from the offering to increase its 2009 base capital budget to develop incremental opportunities it has identified in the Northern and Central Rockies. However, Whiting may allocate this portion of the proceeds as well as the balance of the proceeds from the offering to either further develop these incremental projects or to expand the projects in its previously announced 2009 base capital budget that indicate the highest return based on drilling results through the time of such allocation.
Merrill Lynch & Co. acted as book-running manager for the offering. The offering is being made only by means of a prospectus and related prospectus supplement, copies of which may be obtained from Merrill Lynch & Co., 4 World Financial Center, New York, New York 10080. An electronic copy of the prospectus is available from the Securities and Exchange Commission’s Web site at www.sec.gov.
This press release is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.
About Whiting Petroleum Corporation
Whiting Petroleum Corporation, a Delaware corporation, is an independent oil and gas company that acquires, exploits, develops and explores for crude oil, natural gas and natural gas liquids primarily in the Permian Basin, Rocky Mountains, Mid-Continent, Gulf Coast and Michigan regions of the United States. The Company trades publicly under the symbol WLL on the New York Stock Exchange. For further information, please visit www.whiting.com.

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